Exhibit 2

No. 002

ISIN NO. XS2645248225

COMMON CODE 264524822

REGISTERED GLOBAL NOTE

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH (THE “DEPOSITARY”), AS COMMON DEPOSITARY FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF THE DEPOSITARY OR ITS NOMINEE, OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO THE DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

REPUBLIC OF CHILE

representing

€425,688,963

4.125% Notes Due 2034

The Republic of Chile (the “Republic”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as the nominee of The Bank of New York Mellon, London Branch (the “Depositary”), as common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, or registered assigns, upon surrender hereof the principal sum of FOUR HUNDRED TWENTY-FIVE MILLION SIX HUNDRED EIGHTY-EIGHT THOUSAND NINE HUNDRED SIXTY-THREE EUROS (€425,688,963) or such amount as shall be the outstanding principal amount hereof on July 5, 2034, together with interest accrued from July 5, 2023, to, but excluding, the maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof and the Additional Payment (as defined below) described in paragraph 3 of the reverse of this Note, if applicable. The Republic further unconditionally promises to pay interest annually (except for the first interest payment date) in arrears on July 5 (an “Interest Payment Date”), commencing July 5, 2024, on any outstanding portion of the unpaid principal amount hereof at 4.125% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from July 5, 2023 until payment of said principal sum has been made or duly provided for, and shall be payable to Holders of record as of July 4 of each year (the “Record Date”); provided that if any of the Notes are held as Certificated Notes (as defined in paragraph 1(c) in the reverse of this Global Note) then the Record Date shall be the date that is fifteen days prior to the Interest Payment Date.

This is a Global Security (as that term is defined in the Indenture referred to below), also referred to as a “Global Note” for purposes of this document, deposited with the Depositary, and registered in the nominee name of the Depositary in custody for the benefit of the beneficial owners thereof, and accordingly, the Depositary or its nominee or common custodian, as Holder of record of this Global Note, shall be entitled to receive payments of principal, interest and the Additional Payment, if applicable, other than principal, interest and the Additional Payment, if applicable, due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in such coin or currency of the European Union as at the time of payment shall be legal tender for payment of public and private debts. The Republic, the Trustee, any registrar and any paying agent shall be entitled to treat the Depositary or its nominee or common custodian as the sole Holder of this Global Note.

The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this Global Note and by acceptance hereof each Holder of this Global Note agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Note is issued in respect of an additional issue of €425,688,963 principal amount of 4.125% Notes due 2034 of the Republic, to be consolidated, form a single series and be fully fungible with the Republic’s 4.125% Notes due 2034 previously issued by the Republic in an aggregate principal amount of €750,000,000 on July 5, 2023, and and is governed by (i) the Indenture dated as of December 12, 2014 (the “Base Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Republic and the Trustee, the terms of which Indenture are incorporated herein by reference, and (ii) by the Terms of the Debt Securities set forth in Exhibit C to the Indenture (the “Terms”), as supplemented or amended by the Authorization (as defined in the Indenture) of the Republic for this Global Note, the terms of which are incorporated herein by reference. This Global Note shall in all respects be entitled to the same benefits as other Debt Securities (as defined in the Indenture), under the Indenture and the Terms.

Upon any exchange of all or a portion of this Global Note for Certificated Notes in accordance with the Indenture, this Global Note shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Trustee, this Global Note shall not be valid or obligatory for any purpose.

[Remainder of the page intentionally left in blank]

2

IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: July 12, 2023

THE REPUBLIC OF CHILE

By:	/s/ Mario Artaza Loyola
	Name:	Mario Artaza Loyola
	Title:	Consul General of Chile in New York

THE REPUBLIC OF CHILE

By:	/s/ Mario Marcel Cullell
	Name:	Mario Marcel Cullell
	Title:	Minister of Finance of the Republic of Chile

THE REPUBLIC OF CHILE

By:	/s/ Hernán Nobizelli Reyes
	Name:	Hernán Nobizelli Reyes
	Title:	General Treasurer of the Republic of Chile

[Signature Page of Executed Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Debt Securities issued under the within-mentioned Indenture.

Dated: July 12, 2023

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature Page of Executed Global Note]

Schedule A

Date	Principal Amount of Certificated Notes	Remaining Principal Amount of this Global Note	Notation Made By

A-1

REVERSE OF NOTES

TERMS AND CONDITIONS OF THE NOTES

1.            General. (a) This Note is one of a duly authorized Series of debt securities of the Republic of Chile (the “Republic”), designated as its 4.125% Notes due 2034 (each Note of this Series a “Note,” and collectively, the “Notes”), and issued or to be issued in one or more Series pursuant to an Indenture dated as of December 12, 2014 (the “Base Indenture”), between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Republic and the Trustee. The Holders of the Notes will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office. All capitalized terms used in this Note but not defined herein shall have the meanings assigned to them in the Indenture.

(b)            The Notes constitute and will constitute direct, general, unconditional and unsubordinated External Debt of the Republic for which the full faith and credit of the Republic is pledged. The Notes rank and will rank without any preference among themselves and equally with all other unsubordinated External Debt of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Notes ratably with payments being made under any other External Debt.

(c)            The Notes are in fully registered form, without coupons in denominations of €100,000 and integral multiples of €1.00 in excess thereof. The Notes may be issued in certificated form (the “Certificated Notes”), or may be represented by one or more registered global notes (each, a “Global Note”) held by or on behalf of the Depositary. Certificated Notes will be available only in the limited circumstances set forth in the Indenture. The Notes, and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture. Any person in whose name a Note shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Note regardless of any notice of ownership, theft, loss or any writing thereon.

(d)            For the purposes of this paragraph and paragraphs 6 and 7 below, the following terms shall have the meanings specified below:

“External Debt” means obligations (other than the Notes) of, or guaranteed by, the Republic for borrowed money or evidenced by bonds, notes or other similar instruments denominated or payable, or those which at the option of the holder thereof are so denominated or payable, in a currency other than the local currency of the Republic.

“Public External Debt” means any External Debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

R-1

2.            Payments. (a) The Republic covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, interest (including Additional Amounts) and the Additional Payment, if applicable, on, the Notes and any other payments to be made by the Republic under the Notes and the Indenture, at the place or places, at the respective times and in the manner provided in the Notes and the Indenture. Principal of the Notes and the Additional Payment, if applicable, will be payable against surrender of such Notes at the office of The Bank of New York Mellon, London Branch, as paying agent in London, England (the “Paying Agent”) or, subject to applicable laws and regulations, at the office of such other paying agent, by Euro check drawn on, or by transfer to a Euro account maintained by the Holder with, a bank located in London, England. Payment of interest, principal (including Additional Amounts (as defined below)) or the Additional Payment, if applicable, on the Notes will be made to the persons in whose name such Notes are registered at the close of business on the applicable Record Date, whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Notes upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that if and to the extent the Republic shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the persons in whose names such Notes are registered as of a subsequent record date established by the Republic by notice, as provided in paragraph 13 of these Terms, by or on behalf of the Republic to the Holders of the Notes not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest, principal (including Additional Amounts as defined below) or Additional Payment, if applicable, is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by the Republic. Payment of interest on Certificated Notes will be made (i) by a Euro check drawn on a bank in London, England mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least €1,000,000 in principal amount of Certificated Notes to the Trustee not later than the relevant Record Date, by wire transfer in immediately available funds to a Euro account maintained by the Holder with a bank in London, England. Payment of interest on a Global Note will be made (i) by a Euro check drawn on a bank in London, England delivered to the Depositary or other depositary at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depositary or other depositary with a bank in London, England. “Business Day” shall mean any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in Euro deposits in the London interbank market.

(b)            In any case where the date of payment of the principal of, or interest (including Additional Amounts) or the Additional Payment, if applicable, on, the Notes shall not be a Business Day, then payment of principal, interest (including Additional Amounts) or the Additional Payment, if applicable, will be made on the next succeeding Business Day at the relevant place of payment. Such payments will be deemed to have been made on the due date, and no interest on the Notes will accrue as a result of the delay in payment.

R-2

(c)            Interest will be computed on the basis of the actual number of days elapsed in a 365 (or 366) day year.

(d)            Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal of or interest (including Additional Amounts) or the Additional Payment, if applicable, on any Note and not applied but remaining unclaimed for two years after the date upon which such principal, interest or Additional Payment, shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the written request of the Republic and, to the extent permitted by law, the Holder of such Note shall thereafter look only to the Republic for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. The Republic shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Note until such time as the claims against the Republic for payment of such amounts shall have prescribed pursuant to paragraph 15 of these Terms.

(e)            If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts) or the Additional Payment on the Notes, the Republic will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 4.125% per annum, together with Additional Amounts, if applicable.

3.            Additional Payment

(a)            Notwithstanding anything to the contrary herein, the Republic will make an additional payment at maturity or redemption of the Notes, which will be equal to 50 or 100 basis points of the then outstanding principal amount of the Notes (the “Additional Payment”), in each case, as set forth in this paragraph 3, unless at least 30 days prior to July 5, 2034 (the “Notification Date”) the Republic has delivered an officers’ certificate to the Trustee (the “Satisfaction Notification”) certifying that (x) each of the SPT Events has been satisfied and (y) the satisfaction of each SPT Event has been verified in the Verification Reports, which shall be published on the Republic’s website.

(b)            If, as of the Notification Date, the Republic has not delivered a Satisfaction Notification to the Trustee confirming satisfaction with, and published the Verification Reports verifying the satisfaction of, (i) both the SPT Event 1a and the SPT Event 1b, the Additional Payment will be equal to 50 basis points of the then outstanding principal amount of the Notes; and (ii) the SPT Event 3, the Additional Payment will be equal to 50 basis points of the then outstanding principal amount of the Notes. For the avoidance of doubt, if, as of the Notification Date, the Republic has not delivered a Satisfaction Notification to the Trustee confirming satisfaction with, and published the Verification Reports verifying the satisfaction of: (i) both the SPT Event 1a and the SPT Event 1b, and (ii) the SPT Event 3, the Additional Payment will be equal to 100 basis points of the then outstanding principal amount of the Notes.

(c)            The Trustee shall have no obligation to determine whether the Additional Payment should apply. Additionally, the Trustee shall have no obligation to verify the satisfaction of any SPT Event or verify any other information contained in a Satisfaction Notification. The Trustee shall forward the Satisfaction Notification to Holders upon the Republic’s written request.

R-3

(d)            The Republic may (i) appoint a qualified provider, as determined by the Republic in good faith, of third-party assurance or attestation services to review the Republic’s statement of the KPI 1 and KPI 3, or (ii) substitute the KPI 1 External Report or KPI 3 External Report with similar reports produced by any independent entities or bodies, in each case, in the event that changes in the processes, entities, bodies or circumstances relating to such reports make their production impossible or impracticable.

(e)            Each of the targets in the SPT Event 1a, the SPT Event 1b and the SPT Event 3 shall be adjusted, as notified by the Republic to the Trustee in an Officer’s Certificate, to any other more ambitious target included in a sustainability performance target event set forth in any sustainability-linked notes that the Republic may issue subsequent to the issuance of the Notes. For purposes of the foregoing, a “more ambitious target” means, with regards to the (i) SPT Event 1a, a target providing for annual Absolute GHG Emissions of less than 95 MtCO2e by December 31, 2030, (ii) SPT Event 1b, a target providing for maximum Absolute GHG Emissions budget of less than 1,100 MtCO2e between January 1, 2020 and December 31, 2030, and (iii) SPT Event 3, a target providing for achieving over 40.0% of women on the boards of directors at Reporting Companies by December 30, 2031. Any such adjustment will become effective as of and from the time of the Republic’s notification to the Trustee.

(f)            For purposes of foregoing, the following terms shall have the meanings specified below:

“Absolute GHG Emissions” means GHG emissions from sectors included in the Republic’s National Greenhouse Gases Inventory (i.e., energy, industrial processes and product use, agriculture and waste, excluding the land use, land use change and forestry sector), which covers the Republic’s entire territory and includes carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride and nitrogen trifluoride, measured in MtCO2e.

“External Reports” means the KPI 1 External Reports and the KPI 3 External Reports.

“KPI 1” means the Absolute GHG Emissions.

“KPI 1 External Reports” means such reports addressing the review and verification of the performance of KPI 1 expected to be produced every two years according to the international standard established by the Intergovernmental Panel on Climate Change before the United Nations Framework Convention on Climate Change, and which is performed, as of the issue date of the Notes, by a team of technical experts of the United Nations Framework Convention on Climate Change in its international consultation and analysis process.

“KPI 1 Verification Report” means such report to be published by the Republic on its website on or prior to November 30, 2033 containing the information on the most recent KPI 1 External Report and indicating if, pursuant to the information included in such KPI 1 External Report, the Republic has satisfied the SPT Event 1.

“KPI 3” means Percentage of Women in Board Member Positions at Reporting Companies.

R-4

“KPI 3 External Reports” means the Gender Indicator of Chilean Companies Reports (Reporte de Indicadores de Género de las Empresas en Chile), which includes the participation of the International Labor Organization and Chile Mujeres, a Chilean non-governmental organization, addressing the review and performance of KPI 3.

“KPI 3 Verification Report” means such report to be published by the Republic on its website on or prior to November 30, 2033, containing the information on the most recent applicable KPI 3 External Report and indicating if, pursuant to the information included in such KPI 3 External Report, the Republic has satisfied the SPT Event 3.

“MtCO2e” means metric tons of carbon dioxide equivalent.

“Percentage of Women in Board Member Positions at Reporting Companies” means the percentage resulting from dividing (i) the total number of women on the boards of directors at Reporting Companies, by (ii) the total number of board of director positions at Reporting Companies, in each case taken as an aggregate number across all Reporting Companies.

“Reporting Companies” means companies that are subject to the oversight of the Financial Market Commission (Comisión para el Mercado Financiero).

“SLB Framework” means the updated Sustainability-Linked Bond Framework adopted by the Republic in June 2023.

“SPT Event 1” means each of the SPT Event 1a and the SPT Event 1b.

“SPT Event 1a” means achieving annual Absolute GHG Emissions of 95 MtCO2e by December 31, 2030.

“SPT Event 1b” means achieving a maximum Absolute GHG Emissions budget of 1,100 MtCO2e between January 1, 2020 and December 31, 2030.

“SPT Event 3” means achieving at least 40.0% of women on the boards of directors at Reporting Companies by December 30, 2031.

“SPT Events” means each of the SPT Event 1 and SPT Event 3.

“Verification Reports” means the KPI 1 Verification Report and the KPI 3 Verification Report.

4.            Optional Redemption. Upon giving not less than 30 days’ nor more than 60 days’ notice, the Republic may redeem the Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to (a) if redeemed prior to April 5, 2034 (three months prior to the maturity date of the notes), the principal amount hereof, plus the Make-Whole Amount (as defined below), plus interest accrued but not paid on the principal amount of the Notes to the date of redemption, plus the Additional Payment, if applicable, or (b) if redeemed on or after April 5, 2034 (three months prior to the maturity date of the Notes), the principal amount thereof, plus interest accrued but not paid on the principal amount of such Notes to the date of redemption, plus the Additional Payment, if applicable.

R-5

For purposes of optional redemption, the Additional Payment (i) will be equal to 100 basis points of the outstanding principal amount of the Notes at the redemption date if the redemption is exercised before the Republic delivers the Satisfaction Notification to the Trustee; (ii) will be equal to 50 or 100 basis points of the outstanding principal amount of the Notes at the redemption date if the redemption is exercised after the Republic delivers the Satisfaction Notification to the Trustee and the Republic has not satisfied one or both SPT Events, respectively, as verified in the Verification Reports; or (iii) will not be payable, if the redemption is exercised after the Republic delivers the Satisfaction Notification to the Trustee and the Republic has satisfied both SPT Events, as verified in the Verification Reports. The Additional Payment, if applicable, will be made to holders who are entitled to receive the principal payment at the redemption date. The Trustee shall have no obligation to calculate or confirm the amount of any redemption payment made hereunder.

“Make-Whole Amount” means the excess of (i) the sum of the present values of each remaining scheduled payment of principal, Additional Payment (if applicable) and interest on the Notes to be redeemed (exclusive of interest accrued but not paid to the date of redemption), discounted to the redemption date on an annual basis (assuming the actual number of days in a 365- or 366-day year) at the Benchmark Rate (as defined below) plus 30 basis points over (ii) the principal amount of such Notes.

“Benchmark Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price (as defined below) for such redemption date.

“Comparable Benchmark Issue” means the Bundesanleihe security or securities (Bund) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Dealers (as defined below) appointed by the Republic.

“Comparable Benchmark Price” means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if the Republic obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Reference Dealer” means each of Banco Santander, S.A., BNP Paribas, Crédit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc. and Société Générale or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by the Republic, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, the Republic will substitute therefore another dealer of Bund of the German Government.

R-6

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the average, as determined by the Republic, of the bid and ask prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Republic by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

5.            Additional Amounts. (a) All payments by the Republic in respect of the Notes shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of the Republic, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (collectively, “Relevant Tax”), unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Republic shall pay such additional amounts, including but not limited to, the payment of the 4% withholding tax imposed on payments of interest to Holders of Notes that are not residents of the Republic (“Additional Amounts”), as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable in respect of any Relevant Tax:

(i)             imposed by reason of a Holder or beneficial owner of a Note having some present or former connection with the Republic other than merely being a Holder or beneficial owner of the Note or receiving payments of any nature on the Note or enforcing its rights in respect of the Note;

(ii)            imposed by reason of the failure of a Holder or beneficial owner of a Note, or any other person through which the Holder or beneficial owner holds a Note, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such Holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that (x) Chile or Chile’s agent has provided the Holders with at least 60 days’ prior written notice of an opportunity to satisfy such a requirement, and (y) in no event shall such Holder or beneficial owner or other person’s obligation to satisfy such a requirement require such Holder or beneficial owner or other person to provide any materially more onerous information, documents or other evidence than would be required to be provided had such Holder or beneficial owner or other person been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY; or

(iii)            imposed by reason of a Holder or beneficial owner of a Note, or any other person through which the Holder or beneficial owner holds a Note, having presented the Note for payment (where such presentation is required) more than 30 days after the Relevant Date, except to the extent that the Holder or beneficial owner or such other person would have been entitled to Additional Amounts on presenting the Note for payment on any date during such 30-day period.

R-7

As used in this paragraph 5(a), “Relevant Date” in respect of any Note means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the Trustee on or prior to such due date, the date on which notice is duly given to the Holders in the manner described in paragraph 13 below that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” hereunder shall be deemed to include any Additional Amounts which may be payable hereunder.

(b)            The Republic will pay any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies which arise in the Republic or any political subdivision thereof or taxing authority thereof or therein in respect of the creation, issue, execution, initial delivery or registration of the Notes or any other document or instrument referred to therein. The Republic will also indemnify the Holders from and against any stamp, court or documentary taxes or any excise or property taxes, charges or similar levies resulting from, or required to be paid by any of them in any jurisdiction in connection with, the enforcement of the obligations of the Republic under the Notes or any other document or instrument referred to therein following the occurrence of any Event of Default (as defined below).

6.            Negative Pledge Covenant of the Republic. (a) So long as any Note shall remain Outstanding or any amount payable by the Republic under the Indenture shall remain unpaid, the Republic agrees that the Republic will not create, incur, assume or suffer to exist any Lien (as defined below) (other than a Permitted Lien (as defined below)) on the assets or revenues of the Republic to secure Public External Debt (as defined below), unless the Republic causes such Lien to equally and ratably secure the obligations of the Republic with respect to the Notes.

(b)            For purposes hereof:

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any asset or revenue of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

“Permitted Liens” means: (i)  any Lien on property to secure Public External Debt arising in the ordinary course of business to finance export, import or other trade transactions, which Public External Debt matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which the Public External Debt was originally incurred; (ii) any Lien on property to secure Public External Debt incurred for the purpose of financing the acquisition or construction by the Republic of such property, and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing without any increase in the amount thereof; (iii) any Lien on property arising by operation of any law in force as of June 28, 2023 in connection with Public External Debt, including without limitation any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, which in each case are deposited with or delivered to such financial institutions in the ordinary course of the depositor’s activities; (iv) any Lien existing on property at the time of acquisition and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing secured by such Lien at the time of such acquisition without increase in the amount of the original secured financing; (v) any Lien in existence as of December 12, 2014; and (vi) any Lien securing Public External Debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project; provided that (A) the holders of such Public External Debt agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Debt and (B) the property over which such Lien is granted consists solely of such assets and revenues of the project.

R-8

7.            Events of Default; Acceleration. If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            default in the payment of principal, of interest or of the Additional Payment, if applicable, on any of the Notes as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, and continuance of such default for 30 days;

(b)            failure on the part of the Republic duly to observe or perform any of the covenants or obligations herein or in the Indenture for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the failure shall have been given to the Republic by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then Outstanding;

(c)            either (i) the Republic shall fail to make any payment of Public External Debt having an aggregate principal amount of not less than or equal to U.S.$20,000,000 (or its equivalent in other currencies) when and as the same shall become due and payable, if such failure shall continue beyond the period of grace, if any, originally applicable thereto or (ii) Public External Debt of the Republic having an aggregate principal amount greater than or equal to U.S.$20,000,000 (or its equivalent in other currencies) shall become due and payable due to acceleration upon an event of default and such acceleration shall not have been rescinded or annulled;

(d)            the Republic or a court of proper jurisdiction shall declare a general suspension of payments or a moratorium on payment of its Public External Debt; or

R-9

(e)            the validity of the Notes shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive, or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare the Notes invalid or unenforceable; then in each and every such case, upon notice in writing by the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Notes to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may declare the principal amount of all the Notes due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to such date all Events of Default in respect of all the Notes shall have been cured; provided that if, at any time after the principal of the Notes shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Notes, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest, principal and the Additional Payment, if applicable, upon all the Notes which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each Note and the Additional Payment, if applicable, at the rate of interest specified herein, to the date of such payment of interest, principal or Additional Payment, if applicable) and such amount as shall be sufficient to cover reasonable compensation to the Demanding Holders, the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Trustee and each predecessor Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Notes which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Notes then Outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 7 need not be taken at a meeting pursuant to paragraph 8 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 7 are subject to Article IV of the Indenture.

8.            Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Notes and actions taken by written consent of the Holders of Notes.

9.            Replacement, Exchange and Transfer of the Notes. (a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Trustee shall authenticate and deliver, a new Note bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the apparently destroyed, lost or stolen Note. In every case, the applicant for a substitute Note shall furnish to the Republic and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss or theft, or evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, the Holder of such Note, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Note.

R-10

(b)            Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 9(e) hereof, a Certificated Note or Notes may be exchanged for an equal aggregate principal amount of Certificated Notes in different authorized denominations and a beneficial interest in the Global Note may be exchanged for Certificated Notes in authorized denominations or for a beneficial interest in another Global Note by the Holder or Holders surrendering the Note or Notes for exchange at the Corporate Trust Office, together with a written request for the exchange. Certificated Notes will only be issued in exchange for interests in a Global Note pursuant to Section 2.5(e) of the Indenture. The exchange of the Notes will be made by the Trustee.

(c)            Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 9(e) hereof, a Certificated Note may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Note for transfer at the Corporate Trust Office accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Notes will be made by the Trustee.

(d)            The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 9 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Note. Registration of the transfer of a Note by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of the Republic.

(e)            The Trustee may decline to accept any request for an exchange or registration of transfer of any Note during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest or Additional Payment, if applicable, on, the Notes.

10.            Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

11.            Paying Agents; Transfer Agents; Registrar. The Republic has initially appointed the paying agents, transfer agents and registrar listed at the foot of this Note. The Republic may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Notes are Outstanding the Republic will maintain (A) in London, England, (i) a paying agent and (ii) an office or agency where the Notes may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (B) in The City of New York, a registrar; provided that the registrar shall not be in the United Kingdom. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in paragraph 13 hereof.

R-11

12.            Enforcement. Except as provided in Section 4.6 of the Indenture, no Holder of any Notes shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Notes to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Notes, or for any other remedy hereunder or under the Notes, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Notes, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of Notes shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity or other security as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity or other security shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture; it being understood and intended, and being expressly covenanted by every Holder of Notes with every other Holder of Notes and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Notes to affect, disturb or prejudice the rights of any other Holder of Notes or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Notes, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes. For the protection and enforcement of this paragraph, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

13.            Notices. The Republic will mail any notices to the Holders of the Notes at their registered addresses as reflected in the books and records of the Trustee. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will also publish notices to the Holders in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively). The Republic will consider any published notice to be given on the date of its first publication.

14.            Further Issues of Notes. The Republic may from time to time, without the consent of Holders of the Notes, increase the size of the issue of the Notes, or issue additional debt securities having the same terms and conditions as the Notes in all respects, except for the issue date, issue price and first payment on the Notes; provided, however, that any additional Notes subsequently issued that are not fungible with the previously Outstanding Notes for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from the previously Outstanding Notes. Additional Notes issued in this manner will be consolidated with and will form a single Series with the previously Outstanding Notes.

R-12

15.            Prescription. To the extent permitted by law, claims against the Republic for the payment of principal of, or interest, Additional Payment, or other amounts due on, the Notes (including Additional Amounts) will become void unless made within four years of the date on which that payment first became due.

16.            Authentication. This Note shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee or its agent.

17.            Governing Law. (a) The Indenture will be governed by and construed in accordance with the laws of the State of New York. This Note will be governed by and construed in accordance with the laws of the State of New York.

(b)            The Republic hereto hereby irrevocably submits to the jurisdiction of any New York State or U.S. federal court sitting in New York City in the Borough of Manhattan and any appellate court of either thereof, in any action or proceeding arising out of or relating to the Indenture, and the Republic hereby irrevocably agrees that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court. The Republic hereby irrevocably waives, to the fullest extent permitted by law, any objection to venue or defense of an inconvenient forum to the maintenance of any such action or proceeding in such jurisdiction and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic.

(c)            The Republic hereby irrevocably appoints the Consul General of Chile in the City of New York, with an office on the date hereof at 600 Third Avenue #2808, New York, New York 10016, United States as its authorized agent (the “Authorized Agent”) to receive on behalf of the Republic and its property service of copies of any summons and complaint and any other process which may be served in any such legal action or proceeding, except actions arising out of United States federal or state securities laws, brought in such New York State or U.S. federal court sitting in New York City in the Borough of Manhattan. Such service may be made by mailing or delivering a copy of such process to the Republic at the address specified above for the Process Agent.

(d)            Nothing in this paragraph 17 shall affect the right of the Trustee or (in connection with legal actions or proceedings by any Holder as permitted by the Indenture and this Note) any Holder to serve legal process in any other manner permitted by law or affect the right of the Trustee or any such Holder to bring any action or proceeding against the Republic or its property in the courts of other jurisdictions.

(e)            To the extent that the Republic has or hereafter may acquire or have attributed to it any sovereign or other immunity under any law from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise, and attachments of revenues, assets and property of the Republic located in the Republic, to the extent permitted under laws of the Republic) with respect to any of its revenues, assets, or properties, the Republic hereby irrevocably waives such immunity in respect of its obligations under the Notes, to the fullest extent permitted by the laws of the Republic, in respect of its obligations under the Indenture. Without limiting the generality of the foregoing, the Republic agrees that the waivers set forth in this paragraph 17(e) shall be to the fullest extent permitted under the U.S. Foreign Republic Immunities Act of 1976 of the United States (the “Immunities Act”) and are intended to be irrevocable for purposes of such Act. The Republic reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under U.S. federal securities laws or any state securities laws, and the Republic’s appointment of the Process Agent will not extend to such actions.

R-13

(f)            The Republic hereby irrevocably waives, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the Notes the posting of any bond or the furnishing, directly or indirectly, of any other security.

18.            Indemnification for Foreign Exchange Fluctuations. The obligation of Republic to any Holder under the Notes that has obtained a court judgment affecting the Notes shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the Note is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Holder of any amount in the Judgment Currency, such Holder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency (or, if it is not practicable to make that purchase on that day, on the first Business Day on which it is practicable to do so). If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder in the Agreement Currency, the Republic agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, such Holder agrees to pay to or for the account of the Republic such excess, provided that such Holder shall not have any obligation to pay any such excess as long as a default by the Republic in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Holder to such obligations.

19.            Warranty of the Republic. Subject to paragraph 16, the Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note and to constitute the same legal, valid and binding obligations of Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

20.            Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

21.            Modifications. (a)  Any Modification to the Notes or the Indenture insofar as it affects the Notes shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b)            Any Modification pursuant to this paragraph 21 will be conclusive and binding on all Holders of the Notes, and on all future Holders of the Notes whether or not notation of such Modification is made upon the Notes. Any instrument given by or on behalf of any Holder of a Note in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Note.

R-14

TRUSTEE, PAYING AGENTS, TRANSFER AGENT AND REGISTRAR

Trustee

The Bank of New York Mellon
240 Greenwich Street, Floor 7 East
New York, New York 10286
Attention: Global Corporate Trust

Principal Paying Agent

The Bank of New York Mellon, London Branch
One Canada Square
London E14 5AL
United Kingdom

Registrar, Transfer Agent and Paying Agent

The Bank of New York Mellon
240 Greenwich Street, Floor 7 East
New York, New York 10286
Attention: Global Corporate Trust

R-15